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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement File Nos. 333-77247, 333-77249, 333-77591 on Form S-8 of our report dated November 30,
2005 relating to the financial statements of Lakes Entertainment, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of 2003 and 2002 consolidated financial statements described in Note 2),and our report dated November 30, 2005 relating to management's report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on management's assessment of the effectiveness of the Company's internal control and an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Lakes Entertainment, Inc. for the year ended January 2, 2005.



Minneapolis, Minnesota
November 30, 2005